SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             CEDAR INCOME FUND, LTD.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)    Title of each class of securities to which transaction applies:____
      (2)    Aggregate number of securities to which transaction applies:_______
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             ____________________________________
      (4)    Proposed maximum aggregate value of transaction:__________________
      (5)    Total fee paid:___________________________________________________

[ ]   Fee previously paid with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)      Amount Previously Paid:_________________________________________
      (2)      Form, Schedule or Registration Statement No.:___________________
      (3)      Filing Party:___________________________________________________
      (4)      Date Filed:_____________________________________________________

                             CEDAR INCOME FUND, LTD.


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 24, 2000


To the Stockholders of Cedar Income Fund, Ltd.:

Notice is hereby given that a special meeting ("Meeting") of stockholders of Cedar Income Fund, Ltd. (the "Company") will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, on February 24, 2000 at 4:00 p.m. local time, for the following purposes:

               1. To authorize and approve an amendment to the Articles of Incorporation of the Company to change the Company's name to Uni-Invest (U.S.A.), Ltd. and, as part of such proposal, to ratify and approve the issuance of capital stock of the Company pursuant to the Subscription Agreement dated as of November 5, 1999, by and between the Company and Uni-Invest Holdings (U.S.A.) B.V., a Netherlands closed company, and the transactions contemplated therein.

               2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

The Board of Directors has fixed the close of business on January 10, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

          ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                         By Order of the Board of Directors


                                         Leo S. Ullman
                                         President


Port Washington, New York
January 17, 2000

                             CEDAR INCOME FUND, LTD.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050

                          ----------------------------

                                 PROXY STATEMENT
                          ----------------------------

          The accompanying Proxy is solicited by the Board of Directors of Cedar Income Fund, Ltd., a Maryland corporation (the "Company"), for use at the Special Meeting of Stockholders (the "Meeting") to be held on February 24,
2000, at 4:00 p.m., local time, or any adjournment thereof, at which stockholders of record at the close of business on January 10, 2000 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

          Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of Proxy were first sent or given to stockholders.

          On January 10, 2000, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 942,111 shares of Common Stock, $.01 par value per share ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. The proposal (the "Proposal") to change the Company name and to ratify and approve the issuance of capital stock of the Company pursuant to the Subscription Agreement and the transactions contemplated therein requires the affirmative vote of holders of at least two-thirds of all the shares entitled to vote on the Proposal in order to pass. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the vote count with respect to the Proposal.

          It is expected that the following business will be considered at the Meeting and action taken thereon:

                                   I. PROPOSAL

          The Proposal to be voted on at this Meeting is to authorize and approve an amendment to the Articles of Incorporation of the Company to change the Company's name to Uni-Invest (U.S.A.), Ltd. and, as part of such proposal, to ratify and approve the issuance of capital stock of the Company pursuant to the Subscription Agreement dated as of November 5, 1999, by and between the Company and Uni-Invest Holdings (U.S.A.) B.V., a Netherlands closed company, and the transactions contemplated therein. The request for stockholder authorization of the change in name and ratification and approval of the issuance of capital stock pursuant to the Subscription Agreement is being presented to stockholders as a single proposal. Stockholders will therefore vote on a single proposition with respect to all such matters together and will not be permitted to split their vote. Uni-Invest Holdings (U.S.A.) B.V. and Cedar Bay Company, which own in the aggregate 339,737 shares of Common Stock (approximately 36% of the outstanding vote) have agreed to vote all their shares of Common Stock in favor of the Proposal.

          THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THIS PROPOSAL AND
                    RECOMMENDS THAT YOU VOTE IN FAVOR OF IT.

          On November 5, 1999, the Company entered into a Subscription Agreement (the "Subscription Agreement") with Uni-Invest Holdings (U.S.A.) B.V., a Netherlands closed company ("Uni-Invest"). Pursuant to the Subscription Agreement, Uni-Invest purchased 150,000 shares of Common Stock, $.01 par value, of the Company at a purchase price of $4.50 per share. As a condition to the closing of the Subscription Agreement, the Company agreed, among other things, to call a meeting of its stockholders to approve a change in the name of the Company to Uni-Invest (U.S.A.) Ltd.

          In view of the nature of the business relations between the Company and Uni-Invest, the Board of Directors has determined that changing the name of the Company to Uni-Invest (U.S.A.) Ltd. will better symbolize the strategic relationship that exists between the Company and Uni-Invest.

          If the change in name of the Company is approved, it will not be necessary for holders of Common Stock of the Company to exchange existing stock certificates for new stock certificates reflecting the new name. Outstanding certificates will automatically continue to represent the same number of shares of the same class of the Company.

          It is proposed to delete Article I of the Articles of Incorporation of the Company and to substitute therefor the following new Article:

                                   "Article I

                                      NAME

          The name of the Corporation shall be Uni-Invest (U.S.A.) Ltd. (the "Corporation")."


                      SUMMARY OF THE SUBSCRIPTION AGREEMENT

          Pursuant to the Subscription Agreement, on November 12, 1999, Uni-Invest acquired 150,000 shares of Common Stock of the Company at a price of $4.50 per share, for an aggregate purchase price of $675,000. As conditions to the purchase of the shares, the Company and Uni-Invest agreed to the following:

          1. The election of Richard Homburg, by the existing Board of Directors, as a Director and Chairman of the Board of Directors, and the appointment of Richard Homburg to the Executive Committee of the Board of Directors.

          2. The election of Louis Marcus as Treasurer of the Company and the election of Lawrence Freeman as an Assistant Secretary of the Company.

          3. The change in the name of the Company to Uni-Invest (U.S.A.) Ltd. and the change in the name of Cedar Income Fund Partnership, L.P. (the "Operating Partnership") to Uni-Invest (U.S.A.) Partnership, L.P.

          4. The execution of an agreement with Uni-Invest whereby Uni-Invest will provide financial advisory services to the Company.

          5. The execution of a stockholders agreement by and among Uni-Invest, Cedar Bay Company and the Company relating to the voting and disposition of the shares of Common Stock.

          As covenants to be performed subsequent to the purchase of the shares and on or prior to May 15, 2000 (the "Future Events"), the Company and Uni-Invest agreed to the following:

          1. Uni-Invest will guarantee the funding of $7,500,000 of the purchase price of three shopping centers in Pennsylvania owned by affiliates of Cedar Bay Company.

          2. Uni-Invest will use its best efforts to arrange for The AEGON Group to contribute its 50% interest in property located in Louisville, Kentucky to the Company in exchange for preferred stock of the Company.

          3. SKR Management Corp. and Brentway Management LLC shall be merged into, or otherwise acquired by, Cedar Bay Realty Advisors, Inc.

          4. For no additional consideration, Homburg U.S.A. will acquire 50% of the capital stock of Cedar Bay Realty Advisors, Inc.

          5. Affiliates of Cedar Bay Company will contribute to the Company their interests in three office properties located in Great Neck, New York in exchange for preferred units of the Operating Partnership.

          6. The Company will be granted the option to purchase from affiliates of Cedar Bay Company and from Leo Ullman their interests in the Shore Mall and adjacent property located in Pleasantville, New Jersey.

          If Uni-Invest fails to complete its guarantee of the $7,500,000 funding obligation by May 15, 2000, the Company will have the right to repurchase the shares of Common Stock purchased by Uni-Invest at a price equal to the sum of $4.50 per share and Uni-Invest's pro-rata portion of any undistributed earnings from November 12, 1999 to the date of repurchase.

          Consummation of the Future Events is subject to satisfactory completion of due diligence by the Company and Uni-Invest, to obtaining any necessary consents, to obtaining appropriate third-party appraisals of the various properties and to obtaining fairness opinions as to the fairness of the transactions. Even if stockholders approve the Proposal, the Board of Directors of the Company reserves the right, in the exercise of its sole discretion, not to consummate all or any part of the Proposal or Future Events or to modify, supplement or amend all or part of the Proposal or Future Events without seeking further approval of the stockholders of the Company. In addition, the number, price and terms of shares of Common Stock or Preferred Stock to be issued pursuant to the Subscription Agreement may be changed. There is no assurance that any of the Future Events will be consummated or as to the final terms of any such transaction.

OFFICER AND DIRECTOR ELECTIONS

          At a meeting of the Board of Directors of the Company held on November 18, 1999, Richard Homburg was elected as a Director and Chairman of the Board of the Company, Louis Marcus was elected as a Director and Treasurer of the Company and Lawrence Freeman was elected as an Assistant Secretary of the Company.

APPOINTMENT TO THE EXECUTIVE COMMITTEE OF THE COMPANY

          The Company has agreed to use its best efforts to cause Richard Homburg to become a member of the Executive Committee of the Board of Directors. The Executive Committee will have all the powers of the Board of Directors to the fullest extent permitted under Maryland law.

THE FINANCIAL ADVISORY AGREEMENT

          In June 1998, the Company entered into a Financial Advisory Agreement (the "HVB Agreement") with HVB Capital Markets Inc. ("HVB") pursuant to which HVB agreed to perform the following services as financial advisor to the
Company: (a) advise on acquisition financing and/or lines of credit for future acquisitions; (b) advise on acquisitions of United States real property interests and the consideration to be paid therefor; (c) advise on private placements of the shares of the Company; (d) assist the Board of Directors in developing suitable investment parameters for the Company; (e) develop and maintain contacts on behalf of the Company with institutions with substantial interests in real estate and capital markets; (f) advise the Board with respect to additional private or public offerings of equity securities of the Company;
(g) review certain financial policy matters with consultants, accountants, lenders, attorneys and other agents of the Company; and (h) prepare periodic reports of its performance of the foregoing services.

          As compensation for the foregoing services, the Company is required to pay HVB, (i) .25% of the Company's net asset value, less any indebtedness affecting such net value, but in any event, not less than $100,000 per year;
(ii) a one-time payment of 1.5% of 90% of the agreed value of properties contributed to the Company or its affiliates by persons introduced to the Company by HVB; and (iii) upon the Company becoming self-administered, a one-time payment equal to five times the annual fee income attributable to fee receipts from clients or contacts of HVB that have contributed property to the Company. The term of the HVB Agreement is for a period of one year and is automatically renewed for an additional year subject to the right of either party to cancel at the end of any year upon 60 days' written notice. HVB has agreed to terminate the HVB Agreement effective December 31, 1999.

          The Company has agreed to enter into a financial advisory agreement with Uni-Invest on substantially the same terms as presently in effect with HVB.

THE STOCKHOLDERS AGREEMENT

          On November 12, 1999, the Company entered into a Stockholders Agreement with Cedar Bay Company and Uni-Invest. Pursuant to the Stockholders Agreement, Uni-Invest and Cedar Bay Company (the "Stockholders") have agreed not to sell, assign, dispose of, transfer, pledge, or hypothecate any shares of Common Stock of the Company for a five year period. Subsequent to the five year period, each stockholder shall have the right of first refusal on any proposed disposition of shares by other stockholders of the Company.

          Pursuant to the Stockholders Agreement, each stockholder has agreed to use its best efforts to have the Board of Directors of the Company consist of two designees of each stockholder and two designees who are not affiliated with each stockholder. It also requires the Stockholders to use their best efforts to have the Board of Directors of the Company create an Executive Committee. The Stockholders Agreement reaffirms Uni-Invest's obligations to (a) enter into the guarantee of funding of $7,500,000 of the purchase price of the Pennsylvania Properties pursuant to the Subscription Agreement, and (b) use its best efforts to arrange for the contribution by The AEGON Group of its 50% interest in the Louisville Property to the Company. The Stockholders Agreement provides that, if Uni-Invest fails to meet the above obligations, the Company may repurchase from Uni-Invest all the Common Stock of the Company owned by Uni-Invest at a price equal to the sum of the purchase price paid by Uni-Invest for the Common Stock and Uni-Invest's pro-rata share of undistributed earnings. The Company will also have the right to remove Uni-Invest's designees as officers and directors of the Company and change the name of the Company back to its original name.

          Uni-Invest has additional subscription rights with regard to any future issuance of Common Stock by the Company. Pursuant to the Subscription Agreement, if the Company issues any shares of Common Stock (or securities convertible into or exercisable for Common Stock) it will offer Uni-Invest the right to purchase on the same terms a sufficient number of such shares of Common Stock so that Uni-Invest will be able to maintain the same percentage of Common Stock held by it on November 12, 1999.

THE PENNSYLVANIA SHOPPING CENTERS AND KENTUCKY PROPERTIES

          Uni-Invest has agreed to guarantee funding of the purchase of $7,500,000 additional shares of Common Stock of the Company (or units in the Operating Partnership) at $4.50 per share, or an aggregate of 1,666,667 shares of Common Stock; provided, however, that any such purchase will not affect the Company's status as a REIT. The proceeds of such funding will be used by the Company to fund a part of the purchase price for three anchored strip shopping centers, aggregating more than 700,000 square feet, in Harrisburg (The Point Shopping Center), Lancaster (Golden Triangle Shopping Center) and Philadelphia (Red Lion Shopping Center), Pennsylvania from Cedar Bay Company or entities affiliated therewith. The shopping centers are substantially fully leased. The purchase price for the three properties will be $15 million, plus closing adjustments, above existing first mortgage liabilities estimated at approximately $33.3 million. The closing is subject to completion of due diligence and obtaining satisfactory third party appraisals and fairness opinions. Brentway Management LLC and SKR Management Corp. ("SKR") presently manage the three shopping centers and receive management, leasing and construction fees.

          Uni-Invest also has agreed to use its best efforts to arrange for the contribution by the AEGON Group of its fifty percent interest in the Germantown Square Shopping Center in Louisville, Kentucky to the Company in exchange for a new issue of preferred stock of the Company, paying dividends at not more than 9% per annum and convertible into Common Stock of the Company at not less than $5.50 per share after five years. AEGON Group recently informed the Company that it is not interested in acquiring any equity of the Company for its interest.

THE SHORE MALL AND ADJACENT PROPERTY

          Upon the termination of certain pending litigation, the Company will have the option to purchase from affiliates of Cedar Bay Company and from Leo Ullman their interests in the Shore Mall property for $1.00, provided that they will have received, whether from accumulated deposits and income of Shore Mall Associates or otherwise, a distribution or payment of not less than $1,500,000. The Company also will receive an option to purchase their interests in the adjacent property for the lesser of $1,000,000 or their share of the appraised value for such property.

TRANSFER OF INTEREST IN CEDAR BAY REALTY ADVISORS, INC.

          In April, 1998, the Company entered into an Administrative and Advisory Agreement (the "Advisory Agreement") with Cedar Bay Realty Advisors, Inc., a New York corporation ("Cedar Bay Realty") to provide administrative, advisory, acquisition and divestiture services to the Company. Cedar Bay Realty is wholly-owned by Leo S. Ullman, the President and a director of the Company. Mr. Ullman is President and a director of, and Brenda J. Walker is Vice President of, Cedar Bay Realty. Ms. Walker is Vice President, Secretary and a director of the Company. The current term of the Advisory Agreement is for one year and is automatically renewed annually for an additional year subject to the right of either party to cancel the Advisory Agreement upon 60 days written notice.

          Cedar Bay Realty receives fees for its administrative and advisory services as follows:

          (a) a monthly administrative and advisory fee equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company, plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company; (b) an acquisition fee equal to 5% of the gross purchase price (before expenses and without deducting indebtedness assumed) of any real property acquired during the term of the Advisory Agreement; provided that the total of all such acquisition fees plus acquisition expenses in connection with the purchase of any real property shall be reasonable and shall not exceed 6% of the amount paid or allocated to the purchase, development, construction or improvement of a property, exclusive of acquisition fees and acquisition expenses; and (c) a disposition fee equal to 3% of the gross sales price (before expenses but without deducting any indebtedness against the property) of any real property disposed of during the term of the Advisory Agreement; provided that no disposition fee shall be paid unless and until the stockholders have received certain distributions from the Company. In addition, Cedar Bay Realty may receive one-half of the brokerage commission on such a disposition but only up to 3% of the price actually paid for the property, subject to certain limitations. Furthermore, if the Advisory Agreement is terminated prior to the liquidation of the Company, Cedar Bay Realty will be entitled to payment of disposition fees based on the ratio of the number of years the Advisory Agreement was operative to the number of years from the date the Advisory Agreement was entered into that such fee became payable. The Company paid $99,180 to Cedar Bay Realty in administrative fees for 1998. No incentive, acquisition or disposition fees were paid in 1998 or 1999.

          Upon the completion of the contemplated funding for the purchase of the Pennsylvania Properties, the Subscription Agreement provides for the transfer of 50% of the stock of Cedar Bay Realty to Homburg U.S.A. and the participation by Homburg U.S.A. in any increases in income of Cedar Bay Realty attributable to growth of management fees arising from services rendered to the Company and the Operating Partnership. Homburg U.S.A. is owned indirectly by the Homburg Foundation for the benefit of members of Mr. Homburg's family. Mr. Homburg, an officer and director of this Company, is a director of the Homburg Foundation.

          Additionally, it is proposed to extend the current term of the Advisory Agreement from one year to five years, renewable by additional one year periods thereafter.

THE ACQUISITION OF SKR MANAGEMENT CORP. AND BRENTWAY MANAGEMENT LLC BY CEDAR BAY REALTY ADVISORS, INC.

          Cedar Bay Realty will acquire SKR and Brentway Management LLC. Brentway Management LLC, a New York limited liability company, provides property management and leasing services to the Company's real property (with the exception of the Louisville, Kentucky property) pursuant to a Management Agreement entered into in April 1998. The term of the Management Agreement is for one year and is automatically renewed annually for an additional year subject to the right of either party to cancel the Management Agreement upon 60 days' written notice. Under the Management Agreement, Brentway is obligated to provide property management services, which include leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting to the Company regarding property operations, and maintenance of insurance. All of the duties of Brentway are to be fulfilled at the Company's expense; provided, however, that the Company is not required to reimburse Brentway for personnel expenses other than for on-site personnel at the properties managed. Brentway receives fees for its property management services as follows: a monthly management fee equal to 5% of the gross income from properties managed and leasing fees of up to 6% of the rent to be paid during the term of the lease procured. Brentway has subcontracted with various local management companies for site management and leasing services. SKR is owned by Mr. Ullman and Brentway is owned by Mr. Ullman and Ms. Walker, who are also officers of each company.

THE GREAT NECK PROPERTIES

          Certain affiliates of Cedar Bay Company have agreed to contribute to the Operating Partnership, subject to any requisite approvals, their interests, ranging from 43% to 54%, in three office properties located in Great Neck, New York (the "Office Properties"). These properties comprise over 250,000 rentable square feet of office space and are substantially fully leased. In exchange for their contributions, the owners will be issued preferred stock of the Company, with an aggregate face value of $8 million, with dividends payable at a rate based on the cash flows from the Office Properties. The preferred stock will be redeemable by the Company at par at any time and will be convertible into units of the Operating Partnership at $4.50 per unit, increasing $.50 per annum for a five year period beginning January 1, 2001. Purchase of the Office Properties will be subject to satisfactory completion of due diligence and obtaining third-party appraisals and fairness opinions. SKR presently provides certain asset management services to affiliates of Cedar Bay Company with respect to the three Office Properties and receives fees from such affiliates.

                         DESCRIPTION OF CERTAIN ENTITIES

CEDAR BAY COMPANY AND AFFILIATES

          Cedar Bay Company is a New York general partnership. Triangle Center Associates, L.P., a Pennsylvania limited partnership ("Triangle Center"), and TPA Ownership, L.L.C., a Delaware limited liability company ("TPA"), are the sole partners of Cedar Bay. The general partner of Triangle Center is Buttzville Corp., a Delaware corporation ("Buttzville"). The members of TPA are Thomsville Corp., Hicks Corp., and Ledford Corp., all three of which are Delaware corporations. Leo S. Ullman is the sole limited partner in Triangle Center and is an executive officer and director of each of Buttzville, Thomsville Corp., Hicks Corp. and Ledford Corp.

          Cedar Bay Realty Advisors, Inc. and SKR Management Corp. are wholly-owned by Leo S. Ullman. Brentway Management LLC is owned by Mr. Ullman and Brenda Walker. Mr. Ullman and Ms. Walker, officers and directors of the Company, are officers and/or directors of each of Cedar Bay Realty Advisors, Inc., SKR Management Corp. and Brentway Management LLC.

UNI-INVEST HOLDINGS (U.S.A.) B.V.

          Uni-Invest is a private company organized and existing under the laws of the Netherlands. Its stock is owned indirectly by the Homburg Foundation for the benefit of members of Mr. Homburg's family. Mr. Homburg is a director of the Homburg Foundation.

          Mr. Homburg, a Canadian citizen, resident in the Netherlands, is Chairman and Chief Executive Officer of Uni-Invest N.V., a publicly-traded real estate fund organized in the Netherlands and listed on the Amsterdam Stock Exchange. Uni-Invest N.V., which invests virtually exclusively in Netherlands real estate, has approximately $1.7 billion in assets. Uni-Invest N.V. has more than 57 million shares outstanding. Uni-Invest N.V.'s real estate investments in the Netherlands include retail, office, industrial, residential (apartment) and hotel properties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to each person and group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock as of November 30, 1999. Each such owner has sole voting and investment powers with respect to the shares of Common Stock owned by it.

                                    NUMBER OF SHARES
NAME AND ADDRESS                   BENEFICIALLY OWNED          PERCENT OF CLASS

Cedar Bay Company (1)                 1,893,037                    71.6%
c/o SKR Management Corp.
44 South Bayles Avenue
Port Washington, NY 11050

Uni-Invest Holdings (U.S.A.)           150,000                     15.9%
Gebouw Aurora
Stadhouderskade 2
105 ES Amsterdam, Netherlands

(1) Represents 189,737 shares of Common Stock and 1,703,300 units of the Operating Partnership convertible into shares of Common Stock.

          The following table sets forth the number of shares of Common Stock beneficially owned as of November 30, 1999 by each Director and officer and by all Directors and officers as a group.

                                 AMOUNT AND NATURE
NAME                             OF BENEFICIAL OWNERSHIP       PERCENT OF CLASS

Leo S. Ullman (1)                        1,893,037                  71.6%
Richard Homburg                          150,000(2)                 15.9%
Louis Marcus                             150,000(2)                 15.9%
J.A.M.H. der Kinderen                    100                        *
Everett B. Miller III                    100                        *
Brenda J. Walker                         200                        *
Jean Bernard Wurm                        0                          -
Theodore Fichtenholz                     0                          -
Directors and Officers as a group
(8 persons)                              2,043,037                  77.2%

(1) Mr. Ullman may be deemed to be the beneficial owner of all the shares of Common Stock and units owned by Cedar Bay Company. Mr. Ullman disclaims beneficial ownership of such securities.

(2) These shares are owned by Uni-Invest Holdings (U.S.A.). Messrs. Homberg and Marcus disclaim beneficial ownership of these shares.

* Such holdings represent less than one percent of the outstanding shares of Common Stock.

                                  MISCELLANEOUS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting are those hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

                                                  Brenda Walker,
                                                  Secretary


Dated:   January 17, 2000

                             CEDAR INCOME FUND, LTD.
                Special Meeting of Stockholders - February 24, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

              P. The undersigned stockholder of CEDAR INCOME FUND, LTD., a Maryland corporation, hereby appoints Leo S. Ullman and
              R.  Brenda J. Walker and each of them the proxies of the
                  undersigned with full power of substitution to vote at the
              O.  Special Meeting of Stockholders of the Company to be held at
                  4:00 p.m. on February 24, 2000, and at any adjournment or
              X.  adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby
              Y.  revoking any proxy heretofore given.  The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

DETACH HERE

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY TO CHANGE THE COMPANY'S NAME TO UNI-INVEST (U.S.A.), LTD. AND FOR THE RATIFICATION AND APPROVAL OF THE ISSUANCE OF CAPITAL STOCK OF THE COMPANY PURSUANT TO THE SUBSCRIPTION AGREEMENT DATED AS OF NOVEMBER 5, 1999, BY AND BETWEEN THE COMPANY AND UNI-INVEST HOLDINGS (U.S.A.) B.V., A NETHERLANDS CLOSED COMPANY, AND FOR THE TRANSACTIONS CONTEMPLATED THEREIN, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

               1. To authorize and approve an amendment to the Articles of Incorporation of the Company to change the Company's name to Uni-Invest (U.S.A.), Ltd. and, as part of such proposal, to ratify and approve the issuance of capital stock of the Company pursuant to the Subscription Agreement dated as of November 5, 1999, by and between the Company and Uni-Invest Holdings (U.S.A.) B.V., a Netherlands closed company, and the transactions contemplated therein.

               2. With discretionary authority upon such other matters as may properly come before the meeting, or any adjournment thereof.

                            MARK HERE             MARK HERE
                            FOR ADDRESS / /       IF YOU PLAN / /
                            CHANGE AND            TO ATTEND
                            NOTE AT LEFT          THE MEETING

                            Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, trustee or guardian, please give your full title.

Signature_____________   Date_________ Signature_______________ Date_________